Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard Current Neogen VP & CFO 517/372-9200

Neogen announces 3-for-2 stock split

LANSING, Mich., Nov. 16, 2009 — Neogen Corporation (NASDAQ: NEOG) today announced that its Board of Directors has approved a 3-for-2 stock split. With the split, shareholders of record on Nov. 30, 2009, will receive one additional share of stock for each two shares held.

The stock split will be effected in the form of a stock dividend that will be paid in newly issued common stock on Dec. 15, 2009. As of today, Neogen has approximately 15,000,000 shares of common stock outstanding. After the stock split, the company will have approximately 22,500,000 shares of common stock outstanding. This is the third stock dividend declared by the company. The most recent was a 3-for-2 split in September 2007.

“We are very pleased to be able to enhance the availability and liquidity of our shares to allow more participation in Neogen’s success, while at the same time rewarding our large number of loyal long-term investors,” said James Herbert, Neogen’s chief executive officer and chairman. “This stock split reflects our Board’s strong belief in Neogen’s long-term growth, and recognizes a doubling of our stock price during the past year.”

All fractional shares resulting from the dividend will be exchanged for cash at the fair market value of Neogen’s common stock based on the closing sales price per share on Nov. 30, 2009, as reported on the NASDAQ National Market System.

Stockholders contemplating a transaction of Neogen stock between the record date and payment date should consult a broker regarding entitlement to the dividend shares.

Neogen Corporation develops and markets products dedicated to food and animal safety. The Company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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